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                               EXHIBIT INDEX

Exhibit
Number                   Exhibit
- - -------        -----------------------------------------

  11 Statements re Sun Company, Inc. and Subsidiaries Computation of Per Share Earnings for the Six-Month and Three-Month Periods Ended June 30, 1994 and 1993.

  12 Statement re Sun Company, Inc. and Subsidiaries Computation of Ratio of Earnings to Fixed Charges for the Six-Month Period Ended June 30, 1994.